Contacts: Frank Moore (Media)	(310) 201-3335
Gaston Kent (Investors)	(310) 201-3423

For Immediate Release

Northrop Grumman Issues Shares to Complete

Equity Security Units Purchase Contracts

NEW YORK – Nov. 16, 2004 – Northrop Grumman Corporation (NYSE: NOC) announced today the settlement of the purchase contracts associated with the equity security units issued by Northrop Grumman Corporation on Nov. 21, 2001. Each purchase contract was settled at a rate of 1.9171 shares of Northrop Grumman Corporation common stock, which resulted in the issuance of approximately 13.2 million common shares. Northrop Grumman received approximately $690 million in proceeds from the issuance, which it intends to use for general corporate purposes.

As a result of the settlement of the purchase contracts, the Northrop Grumman Corporation equity security units cease to exist and will no longer be traded on the New York Stock Exchange (formerly NYSE: NOC PrE).

Northrop Grumman Corporation is a global defense company headquartered in Los Angeles, Calif. Northrop Grumman provides a broad array of technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding, and space technology. The company has 125,000 employees and operates in all 50 states and 25 countries and serves U.S. and international military, government and commercial customers.

Certain statements and assumptions in this release contain or are based on “forward-looking” information (that Northrop Grumman believes to be within the definition in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties, and include, among others, statements as to how the company intends to use the proceeds from the issuance. This information reflects the company’s best estimates when made, but the company expressly disclaims any duty to update this information if the company’s intentions change after the date of this report.

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com